Exhibit 99.1

NEWS RELEASE COMPUWARE CORPORATION
Corporate Headquarters One Campus Martius • Detroit, Michigan 48226 (313) 227-7300

For Immediate Release
March 17, 2010

Compuware President and COO Bob Paul Joins Compuware Board of Directors

Paul’s Experience Reengineering Technology Companies for Growth, Operational Leadership to Augment Board’s Efforts to Drive Shareholder Value

DETROIT--March 17, 2010--Compuware Corporation (NASDAQ: CPWR) today announced that its President and COO, Bob Paul, has been elected to the company’s Board of Directors.

“Bob’s industry perspective and leadership experience--combined with his proven ability to reposition technology companies for success--will bring a dynamic and seasoned voice to our Board,” said Compuware Chairman and CEO Peter Karmanos, Jr. “I expect Bob to contribute significantly to our efforts to continue delivering unmatched value to our customers and shareholders.”

Paul has served as President and COO of Compuware since 2008. Since taking this position, he has returned Compuware to revenue and margin growth. This reengineering of the company’s strategy has included both divestitures and strategic acquisitions, positioning Compuware for a strong future. Prior to his current position, Paul was CEO of Covisint. Covisint, now a subsidiary of Compuware, represents one of the fastest growing SaaS/PaaS solutions in the market.

“I’m honored and excited by this opportunity,” said Paul. “Joining this distinguished group of leaders presents a unique opportunity to continue serving our customers, shareholders and employees. I look forward to working with Peter and the rest of the Board to drive maximum value for all of our stakeholders.”

Compuware Corporation

Founded in 1973, Compuware provides software, experts and best practices to ensure applications work well and deliver business value. Compuware solutions optimize application performance across the Enterprise and the Internet for leading organizations around the world, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Follow us on Twitter at http://twitter.com/compuware.

Compuware Press Contact

Lisa Elkin, Vice President, Marketing and Communications, 313-227-7345

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Compuware President and COO Bob Paul Joins Compuware Board of Directors
March 17, 2010

For Sales and Marketing Information

Compuware Corporation, One Campus Martius, Detroit, MI 48226, 800-521-9353, http://www.compuware.com